Exhibit 10.1

  MASTER LICENSE AGREEMENT

AGREEMENT made as of the day of February 13, 2015 by and between Sago Technology Inc., a corporation having its principal place of business at 785 Woodfern Drive, Hampshire, IL 60140 ("Supplier"), and Jak Marketing Group, Inc., a Nevada corporation having its principal place of business at 1525 Montana Ave, Santa Monica, CA 90402 ("JMG").

WITNESSETH

WHEREAS, Supplier wishes to grant JMG the exclusive right to sell the Supplier's products to distributors, and a non-exclusive right to sell the Supplier’s products to retailers, in a defined territory as set forth herein; and

WHEREAS, JMG desires to be the master licensor for Supplier's products and accepts the responsibility for selling the Supplier’s products to distributors and retailers in the manner described in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, Supplier and JMG, intending to be legally bound, agree as follows:

1. Definitions. When used in this Agreement:

(a) "Products” shall mean the products set forth in Exhibit A subject to the provisions of Section 9 below as well as any and all related packaging, devices, containers, labels, point of sale materials, promotional materials, etc. connected with the Jak Brand electronic cigarette.

(b) "Territory" shall mean the geographic territory set forth on Exhibit B attached hereto.

(c) "Initial Term" shall mean the period commencing as of the date of this Agreement and continuing for three (3) years thereafter.

(d) "Renewal Term" shall mean the period commencing as of the first day following the end of the Initial Term and continuing for three (3) years thereafter.

 (e) "Contract Year" shall mean each twelve month period during the term of this Agreement commencing on the date of this Agreement and ending 12 months later.

 (f)   "Unit" shall mean any e-cigarette device, disposable, refillable or cartridge.

2. Appointment.

(a) Supplier hereby appoints JMG as the master licensor of the Products for the Territory.

(b) JMG hereby accepts appointment as the master licensor of the Products for the Territory and shall, during the term of this Agreement, use all reasonable efforts to promote the Products throughout the Territory including online worldwide.

(c) JMG shall coordinate its activities of distributing the Products with Supplier. JMG and Supplier shall devise mutually acceptable methods of operation in order to expedite the shipment, and handling of the Products as well as any other joint activities intended by this Agreement.

    3. Duration.

The term of this Agreement shall be the Initial Term, unless sooner terminated in accordance with Section 11. Upon the expiration of the Initial Term, unless either party has provided the other party with sixty (60) days advance written notice of an intent to terminate this Agreement, this Agreement shall automatically be extended for successive Renewal Terms, unless sooner terminated in accordance with Section 11.

In the event there is a significant change of ownership of Supplier, Supplier (or its successor) agrees not to terminate or fail to renew this Agreement for a period of one (1) year after the effective date of such significant change of ownership. For purposes of the preceding sentence, a "significant change of ownership" shall include but not be limited to any change in business form, identity or ultimate ownership by way of merger, sale, consolidation or share transfer that results in a change of more than 50% of the ownership of Supplier.

                                    4. Terms of Sale and Payment

(a)    Supplier shall sell Products to JMG at the delivered unit prices F.O.B. 165 Prairie Lake Rd, Ste K, East Dundee, IL 60118 as set forth on Exhibit C attached hereto.  JMG shall also cover the cost of shipping, freight and clearance fees, costs and expenses, which amounts shall be within the range set forth on Exhibit C attached hereto.  Pricing as set forth on Exhibit C shall remain in effect for one year from the date of this Agreement.  Payment shall be made to the Supplier and shall be due twenty four (24) hours from the date of delivery to JMG’s warehouse.

 (b)  One year from the date of this Agreement, Supplier may increase the price of the Products upon ninety (90) days prior written notice to JMG. Notwithstanding the proceeding, price increases charged to JMG shall not be greater than the price increases experienced by Supplier from its manufacturers.

(c)    Supplier may decrease the prices of the Product at any time during the term of the Agreement. Such price decreases shall become effective upon JMG's receipt of written notice thereof.

(d)    All carriers engaged to ship the Products from 165 Prairie Lake Rd, Ste K, East Dundee, IL 60117 to JMG (or any distributor designated by JMG in the Territory) shall be the agents of JMG. The risk of loss thereon shall pass immediately to JMG upon delivery of the Products to such carrier for shipment to the Territory. JMG shall have the right to determine the point of destination in the Territory and the method of shipment of the Products.

(e)    JMG hereby agrees that, unless otherwise mutually agreed to in writing by Supplier and JMG, that JMG shall not make any distributions, pay any dividends or otherwise deliver monies to its stockholders, unless and until JMG has cash on hand that is derived from income from operations equal to or in excess of $500,000, and in the event such condition is satisfied any and all such distributions, dividends or otherwise shall be paid seventy percent to Encore Brands, Inc. and thirty percent to Supplier.

    5. Product Distribution, Marketing and Advertising.

                                (a) JMG shall use all commercially reasonable efforts to sell the Products in theTerritory.

(b) JMG will use all commercially reasonable efforts to maintain a sales force of adequate size to represent and promote the sales of the Products throughout the Territory.

(c)  JMG shall use all commercially reasonable efforts to maintain sufficient inventories of the Products to adequately service the requirements of the markets in the Territory. JMG shall promptly deliver to its customers in the Territory the Products in accordance with good business practice and local custom.

(d) JMG shall timely file all such price schedules and reports as may be prescribed by applicable laws and regulations.

(e) In order to develop sales of the Products in the Territory, a coordinated marketing, advertising, and promotional effort shall be made by Supplier and JMG. The parties shall meet once during each Contract Year to discuss plans for marketing, advertising, and promotional efforts for the following Contract Year; however, the implementation of such efforts shall be  the responsibility of JMG. The nature and form of such marketing, advertising, and promotion, as well as its staffing and budgeting, shall be mutually agreed upon.

(f) JMG shall be responsible for 100% of the costs of marketing, advertising, promotions, incentives and samples.

    6. Representation and Warranties of JMG.

 JMG represents, warrants, and covenants to Supplier as follows:

(a) JMG has the authority to enter into and carry out its obligations under this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of any contract or agreement to which JMG is a party.

(c) JMG maintains all necessary federal, state, and local licenses to conduct its business in all material respects as a distributor of electronic cigarettes as regulated by the FDA today and to engage in the transactions intended by this Agreement.

                      7. Representations and Warranties of Supplier.

   Supplier represents, warrants, and covenants to JMG as follows:

(a) Supplier has the authority to enter into and carry out its obligations under this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a material breach of any contract or agreement to which Supplier is a party.

(c) Supplier has the right to designate and appoint JMG as the master licensor of the Products in the Territory.

(d)  The Products to be sold to JMG under this Agreement shall be merchantable and fit for human consumption.  In addition, the Products, including any and all related packaging, e-cigs, refills, containers, labels, point of sales materials, promotional materials, etc. shall be manufactured, packaged, and labeled in material conformity with applicable federal, state, and local laws, rules, and regulations, including but not limited to the rules and regulations of the U.S. Bureau of Alcohol, Tobacco, and Trade-Bureau, and FDA.

(e) The Products to be sold to JMG shall be free and clear of all liens. Neither the execution and delivery of this Agreement, nor compliance with its terms and provisions, will result in the creation or imposition of any lien, charge, encumbrance, or restriction of any nature upon the Product to be sold to JMG.

(f) All shipments of the Products will conform in all material respects to the samples of the Products that have been furnished to JMG.

(g)  Supplier shall defend, indemnify, and hold harmless JMG from and against any and all damages and liability, including reasonable attorneys' fees, costs and disbursements, which it may suffer as a result of, or arise out of a breach of any of Supplier's representations and warranties set forth herein, product liability, trademark infringement, or any other claims which arise from importation and distribution of the Products by JMG in accordance with the terms of this Agreement; provided, that Supplier’s indemnification obligation provided for in this Section 7(g) as well as Supplier’s other obligations to JMG for liability, damages, attorney fees, costs, or expenses provided for elsewhere in this Agreement shall not exceed One Million Dollars ($1,000,000) in the aggregate.

(h)  Supplier shall maintain an adequate inventory of the Products with which to supply JMG. Supplier shall accept all reasonable orders submitted by JMG, with shipment to follow not later than sixty (60) days from receipt of an order.

 (i)  Supplier shall utilize its commercially reasonable best efforts to prevent the sale of unauthorized shipments of the Product in the Territory by entities or persons other than JMG. In this regard, Supplier shall not sell or otherwise transfer the Products to any wholesaler or distributor located outside the Territory whom Supplier knows, or has reason to believe, will either directly or indirectly, sell or otherwise transfer the Products into the Territory, including, but not limited to, any state agency.

 (j) Supplier has made the independent decision to appoint JMG as the master licensor and as a non-exclusive distributor of the Products pursuant to the terms of this Agreement.  Furthermore, Supplier has no oral or written agreement with any other person for the right to serve as the master licensor of the Products in the Territory, there are no pending, or to the knowledge of Supplier, threatened claims by any third party or distributor against Supplier arising out of or relating to the distribution of the Products in the Territory.

(k) Supplier shall defend any claim, action, suit brought against JMG for damages arising from or related to the use of Products as defined in 1(a) or from the use of brand names, packaging, point of sale materials, or labels of Products or from the breach of any provisions of this agreement and shall hold harmless and indemnify JMG against any liability, damages, attorney fees, costs, or expenses incurred in connection with any such claim, action, or suit, provided that JMG shall notify Supplier promptly of any such claim, action, or suit and cooperate in the defense thereof to the extent reasonably required by Supplier.

    8. Product Liability, Insurance and Returns.

(a) During the term of this Agreement, Supplier shall maintain in full force and effect general liability insurance with product hazard coverage regarding the sale of the Products by JMG in the Territory in an amount of not less than one million ($1,000,000) dollars for a single accident occurrence in the aggregate. Supplier's insurance shall contain a broad form vendor's endorsement inuring to the benefit of JMG. Supplier shall, on an annual basis, furnish to JMG a certificate confirming such coverage.

(b) Any Products not merchantable due to patent quality deficiencies, including packaging problems or to errors committed by Supplier or its suppliers, may be returned to Supplier for full credit at JMG’s total laid-in cost provided that written notice of such deficiency, problem, or error has promptly been given to Supplier following receipt of the same by JMG. Any Products not merchantable due to latent quality deficiencies, including packaging problems or to errors committed by Supplier or its suppliers may be returned to Supplier for full credit provided that notice of such latent defect has been given to the Supplier within one (1) month after the defect has become known to JMG. Supplier will not be obliged to issue a credit for any Products which has been rendered unmerchantable by inordinate delays in shipping, improper handling or other negligent acts on the part of JMG or its customers.

    9.  Future Products and Territories

(a)  JMG shall have the right of first refusal regarding any future product which Supplier desires to introduce into the Territory. In the event that JMG exercises its option to distribute additional products produced or sold by Supplier, Exhibit A shall be amended in writing by the parties and the term "Products" as used in this Agreement shall be deemed to include such additional products.

(b)   Supplier hereby appoints JMG as its master licensor in the United States, and agrees to appoint JMG as its master licensor in all other countries worldwide, including all retail and online sales.

   10. Trademarks.

(a) Supplier represents and warrants that it has the unrestricted right to use all the trademarks, brand names, service marks and other intellectual property rights in the Territory as applied to the Products ("Product Marks"). Supplier shall immediately take all appropriate steps to register and/or maintain the Product Marks in the Territory.

(b) Supplier grants to JMG the unrestricted right, during the term of this Agreement, to use the Product Marks in connection with the marketing, sale, and promotion of the Products in the Territory and JMG acknowledges that its use of the Product Marks shall not create any trademark or brand ownership with JMG.

   11. Termination.

(a)  Supplier may terminate this Agreement and JMG's rights hereunder prior to the expiration of this Agreement by giving written notice to the JMG for any of the following grounds:

(i) That JMG, through failure to renew or because of cancellation, suspension, or revocation continuing for a period in excess of 30 days, has suffered the loss of any federal license required by law and necessary in carrying out the material provisions of the Agreement;

(ii) That JMG has failed to make payment of any invoice in accordance with the credit terms of the Supplier and has not remedied the failure after fourteen (14) days written notice (except for bona fide disputes); or

(iii) That JMG has failed to fulfill any other material terms and conditions of this Agreement and has not remedied the failure after thirty (30) days' written notice.

(b) JMG may terminate this Agreement prior to its expiration by giving written notice to Supplier based upon any of the following grounds:

(i) That Supplier has failed to honor any material commitments with regard to sales, delivery, credits, allowances, returns, packaging quality, or product quality, and that such failure continues for a period of 30 days after written notice.

(ii) That Supplier has failed to fulfill any of the material terms and conditions of this Agreement and has not remedied this failure after 30 days written notice thereof.

(c)  This Agreement shall terminate automatically and without notice upon the grounds that (i) there has been filed by either party a voluntary petition in bankruptcy or arrangement under a national or federal bankruptcy statute or other voluntary proceedings under any national, federal, or local laws for the settlement or extension of payment of its obligations to general creditors, or (ii) an involuntary lien or petition in bankruptcy has been filed against either party and such involuntary lien or petition has not been dismissed within thirty (30) days.

   12. Events following Termination.

(a)   Upon the expiration or termination of this Agreement by either party, the following shall occur:

(i) All rights, licenses, and privileges granted to JMG under this Agreement shall immediately cease and terminate;

                                                (ii) JMG shall discontinue the use of the Product Marks;

(iii) After repayment of, or set aside for, any and all unaffiliated third-party indebtedness, including current liabilities such as accounts payable, JMG shall make a distribution, pay a dividend or otherwise deliver to Supplier a payment equal to thirty percent of the enterprise value of JMG; and

(iv) Supplier shall purchase any and all of the Products and all other material bearing the trademark, then owned by JMG at its per unit value (excluding handling charges such as freight, insurance and customs duties).

(b)  Any indebtedness of either party to the other not already due shall become immediately due and payable as of the effective date of termination of this Agreement. In no event shall either party be liable for any debts of the other party to its customers or its other creditors.

(c)  The Supplier acknowledges that JMG will be engaged in the marketing and sales of its products. In order to encourage and further compensate JMG and to obtain maximal efforts, the Supplier agrees that it shall pay a sum equal to two and one-half (2.5) times the gross profit for the 12 month period immediately preceding the date of termination as compensation for termination of JMG other than pursuant to Section 11(a) above. The gross annual profit will consist of all sales recorded over and above the current annual revenues attained by Supplier in the immediate twelve months prior to the execution of this Agreement. This compensation to JMG will only become an obligation of the Supplier in the event of (i) a funding of JMG totaling three million five hundred thousand dollars ($3,500,000), or (ii) sale of the Jak brand. The compensation shall not be in lieu of any of the other rights and remedies that JMG may be legally entitled.

   13. Choice of Law and Disputes.

(a)   This Agreement shall be governed by the laws of the State of California.

(b)  In the event that any disagreement or dispute shall arise between Supplier or JMG under any provision of the Agreement or arising out of this Agreement, such disagreement or dispute shall be submitted by the parties to arbitration by a panel of three (3) arbitrators, who shall be appointed in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association and shall be held in the State of California. Any award made by a majority of the arbitrators shall be binding upon the parties. Arbitration shall be the exclusive remedy for breach of this Agreement by either party, except with regard to a suit for wrongful termination of this Agreement. If either party shall refuse or neglect to appoint an arbitrator, then the arbitrator that should have been appointed by such party shall be appointed in accordance with the rules of the American Arbitration Association.

                                (c)  In any suit for wrongful termination of this Agreement, Supplier agrees to appear in and be subject to a court of competent jurisdiction located in the State of California, to which jurisdiction the Supplier hereby submits. Supplier further agrees that service of any process upon Supplier may be made by ordinary mail at Supplier's address stated in Section 19 below. JMG shall not be required to effect service of process, upon Supplier in any other manner.

                                   14.  Business Records Related to the Product.

   JMG shall maintain accurate and complete business records with respect to its sale and distribution of the Product. Such records shall be kept in such form as Supplier shall reasonably require. JMG shall make the originals of such records available to employees or agents of Supplier during regular business hours upon reasonable notice.

                                   15.  Force Majeure.

   If any party is prevented from performing any of its obligations hereunder by an occurrence beyond its reasonable control such as, but not limited to, acts of God, fire, flood, war, insurrection, riot, government regulations, raw material shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance for so long as such occurrence exists.

                                   16.  Severability.

   In the event any of the terms and provisions of this Agreement are in violation of, or prohibited by, any applicable law or regulation, such terms and provisions shall be deemed as amended or deleted to conform for such law or regulation without invalidation or amending or deleting any of the other terms or conditions of this Agreement.

                                   17.  Assignment of Agreement.

   Neither party may assign this Agreement without the prior written consent of the other.

                                   18.  Relationship of the Parties.

   The parties acknowledge that no joint venture has been created by this Agreement, and that neither party can take any action which is legally binding on the other without the prior written consent of the party to be charged.

                                   19.  Miscellaneous.

(a) Any demand, notice, or request provided for by this Agreement shall be in writing, and shall be made by delivery or by registered or certified mail addressed to the party to whom notice is to be given or to whom a demand or request is to be made.

                                   The addresses of the parties are as follows:

To JMG:	Jak Marketing Group, Inc.
1525 Montana Ave Suite C
Santa Monica, CA 90403
Attention: Gareth West, President

To Supplier:	Sago Technology, Inc.
785 Woodfern Drive
Hampshire, IL 60140
Attention: Jack Saleh, President

(b)    This Agreement represents the entire agreement between JMG and Supplier, and supersedes all prior oral and written arrangements and agreements with respect to the subject matter hereof, and may not be changed, except by a written agreement or amendment to this Agreement signed by both parties.

(c)   Any failure by a party hereto to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights; and such failure shall not preclude exercise of such rights at any later time.

(d)    Section headings are for convenience only and are not to be construed as part of this Agreement.

Jak Marketing Group, Inc.

By:

Its:

Sago Technology, Inc.

By:

Its:

Exhibit A

 PRODUCTS

Exhibit B

TERRITORY

 Master Licensor Worldwide.

Exhibit C

PRICING

See Attached